                          IWERKS ENTERTAINMENT, INC.

                                                                    EXHIBIT 11.1

                              EARNINGS PER SHARE
                       (Net income (loss) in thousands)

                                          1995           1996          1997
                                       -----------    -----------   -----------

Weighted average shares outstanding     10,209,663     10,945,499    11,855,478

Common equivalent shares:
  Options and warrants                     (1)          1,198,800        (1)
                                       -----------    -----------   -----------
                                        10,209,663     12,144,299    11,855,478
                                       ===========    ===========   ===========

Net income (loss)                      $   (13,473)   $     3,099   $    (9,956)
                                       ===========    ===========   ===========

Net income (loss) per share            $     (1.32)   $      0.26   $     (0.84)
                                       ===========    ===========   ===========

(1) These common equivalent shares were antidilutive.